CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 19, 2014, relating to the financial statements and financial highlights of CG Core Balanced Fund (formerly known as Capital Guardian Core Balanced Fund), a series of CG Funds Trust (formerly known as Capital Guardian Funds Trust), for the period December 31, 2013 (commencement of operations) through October 31, 2014, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 26, 2015